Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Health Net, Inc. on Form S-8 of our report dated March 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and intangible assets upon adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in the Annual Report on Form 10-K of Health Net, Inc. for the year ended December 31, 2003, and our report dated February 13, 2003 (March 15, 2004 as to Note 2) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 2 and a change in the method of accounting for goodwill and intangible assets upon adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in the Annual Report on Form 10-K/A of Health Net, Inc. for the year ended December 31, 2002.

/s/     DELOITTE & TOUCHE LLP

Los Angeles, California

August 26, 2004